Exhibit 99.1

Nemaura Medical Announces SFDA Approval of sugarBEAT®

Loughborough, England, August 17, 2023 (GLOBE NEWSWIRE) — Nemaura Medical, Inc. (Nasdaq: NMRD) (“Nemaura” or the “Company”), a medical technology company focused on developing and commercializing a daily disposable, wearable glucose sensor and supporting personalized lifestyle coaching programs, today announced SFDA (Saudi Food and Drug Authority) approval of sugarBEAT®, its non-invasive wearable glucose sensor.

The news comes following over a year of liaisons with the SFDA through TPMENA, the Company’s licensee in the Middle East, and is seen as a major breakthrough in product commercialisation in the largest territory in the Middle East, and a region with one of the world’s highest diabetes prevalence rates.

In 2021, the Economist Intelligence Unit published a report titled ‘Telemedicine and Diabetes Care in Saudi Arabia and the UAE’, which examined the diverse government subsidised initiatives being taken to manage and reverse the diabetes epidemic in the region. The report states that nearly 4.5 million people, or 18.3% of the adult population in Saudi Arabia, have diabetes, compared to a global average of 9.3%. Mordor Intelligence has reported that the market size for diabetes related care devices in Saudi Arabia is expected to grow from USD637 million in 2023 to USD788 million in 2028.

Furthermore, it is estimated that 39% of adults with diabetes in Saudi Arabia are unaware that they have the condition, leaving them at higher risk of complications without management. This segment of nearly 9 million people is ideally placed to benefit from sugarBEAT® sensors within a general metabolic health improvement program. Such a program specifically addresses obesity to avoid diabetes and other complications and has shown efficacy within trials with the UK’s National Health Service.

The Company previously announced the receipt of a provisional purchase order for 1.7 million sensors and 17,000 devices from TPMENA. The Company will now work with its licensee to commence fulfilling this purchase order.

Nemaura Medical is in advanced discussions to play a pivotal role in the region with its superior sensor technology, and diabetes and metabolic health management programs. Diabetes care has been in dire need of enhancement: all countries in the region have a high prevalence of Type 2 diabetes and have projected increased rates of diabetes among their populations. The resulting healthcare costs from digital management programs are significant. It has become imperative to national health, as well as healthcare budgets, that better, more innovative and sustainable management and prevention tools are explored to their fullest. The Company believes that SFDA approval places Nemaura Medical in an unparalleled position to gain approval across the Gulf and other regions, and to commercialise its digital programs.

About Nemaura Medical, Inc.

Nemaura Medical, Inc. is a medical technology company developing and commercializing non-invasive wearable diagnostic devices. The Company is currently commercializing sugarBEAT® and proBEAT™.sugarBEAT®, a CE mark approved Class IIb medical device, is a non-invasive and flexible continuous glucose monitor (CGM) providing actionable insights derived from real time glucose measurements and daily glucose trend data, which may help people with diabetes and pre-diabetes to better manage, reverse, and prevent the onset of diabetes. Nemaura has submitted a PMA (Premarket Approval Application) for sugarBEAT® to the U.S. FDA. proBEAT™ combines non-invasive glucose data processed using artificial intelligence and a digital healthcare subscription service as a general wellness product as part of its BEAT® diabetes program that is currently undergoing pilot studies.

Additionally, Nemaura has launched a beta trial of Miboko, a metabolic health and well-being program using a non-invasive glucose sensor along with an AI mobile application that helps a user understand how certain foods and lifestyle habits can impact one’s overall metabolic health and well-being. Nemaura believes that up to half the population could benefit from a sensor and program that monitors metabolic health and well-being.

The Company sits at the intersection of the global Type 2 diabetes market that is expected to reach nearly $59 billion by 2025, the $50+ billion pre-diabetic market, and the wearable health-tech sector for weight loss and wellness applications that is estimated to reach $60 billion by 2023.

For more information, please visit www.NemauraMedical.com.

Cautionary Statement Regarding Forward-Looking Statements:

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, the launch of proBEAT™ in the U.S., risks related to regulatory status and the failure of future development and preliminary marketing efforts, Nemaura Medical’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura Medical and its partners’ ability to develop, market and sell proBEAT™, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to both proBEAT™ digital health, and sugarBEAT®. There can be no assurance that the company will be able to reach a part of or any of the global market for CGM with its products/services. The U.S. Food and Drug Administration (the “FDA”) reserves the right to re-evaluate its decision that proBEAT™ qualifies as a general wellness product should it become aware of any issues such as skin irritation or other adverse events from the device, as well as any misuse impacting patient safety, and any other reason as the FDA may see fit at its discretion to determine the product does not fit the definition of a general wellness product. These and other risks and uncertainties are identified and described in more detail in Nemaura Medical’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura Medical undertakes no obligation to publicly update or revise any forward-looking statements.

Investor Relations Contact:

IR@NemauraMedical.com